Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated April 14, 2009, with respect to the audit of the financial statements of World Wide Relics Inc. (a development stage company) as of December 31, 2008 and 2007 and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2008 and 2007 and for the period from January 8, 2005 (Inception) to December 31, 2008. We also consent to the reference of our firm under the heading “Experts” in this registration statement.

/s/ Sherb & Co., L.L.P.

Sherb & Co., L.L.P.

Dated: May 6, 2009